UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2017

General Motors Financial Company, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-10667	75-2291093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3500, Fort Worth, Texas 76102

(Address of principal executive offices, including Zip Code)

(817) 302-7000

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Underwriting Agreement.

On September 13, 2017, General Motors Financial Company, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, and Wells Fargo Securities LLC and the several underwriters named therein (collectively, the “Underwriters”), relating to the offer and sale in an underwritten offering of 1,000,000 shares of the Company’s Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). The shares of the Series A Preferred Stock were sold at a public offering price of $1,000.00 per share and the Underwriters agreed to purchase the shares from the Company at a discount of $15.00 per share. Dividends on the Series A Preferred Stock will accrue and be payable from the date of issuance to, but excluding September 30, 2027 at a rate of 5.750% per annum, payable semi-annually in arrears on March 30 and September 30 of each year, beginning on March 30, 2018 and ending on September 30, 2027. From and including September 30, 2027, the Company will pay cash dividends on the Series A Preferred Stock, when, as, and if declared, at a floating rate equal to the then applicable three-month U.S. dollar LIBOR rate plus a spread of 3.598% per annum, payable quarterly in arrears, on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2027. Dividends on the Series A Preferred Stock are cumulative whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. The offering is expected to close on September 20, 2017, subject to customary closing conditions.

The Company estimates that the net proceeds of the offering of the Series A Preferred Stock will be approximately $984 million, after deducting the Underwriters’ discounts and commissions and the estimated expenses of the offering. The net proceeds from the offering will be added to the Company’s general funds and will be available for general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, other obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”), or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The foregoing description is a brief summary of the Underwriting Agreement and does not purport to be a complete statement of the parties’ rights and obligations thereunder. The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Series A Preferred Stock was sold pursuant to a shelf registration statement on Form S-3 (File No. 333-219323), which was filed with the Securities and Exchange Commission (the “SEC”) on July 17, 2017, and became automatically effective on July 17, 2017. A prospectus supplement dated September 13, 2017 relating to the Series A Preferred Stock and supplementing the prospectus dated July 17, 2017 was filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 13, 2017, by and among General Motors Financial Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, and Wells Fargo Securities LLC, as representatives of the several underwriters named therein, in connection with the offer and sale of $1,000,000,000 aggregate principal amount of the Company’s Series A Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Motors Financial Company, Inc.
(Registrant)

Date: September 14, 2017	By:	/s/ Chris A. Choate
Chris A. Choate
Executive Vice President and Chief Financial Officer